MARKETAXESS REPORTS 2006 THIRD QUARTER RESULTS
Announces Share Repurchase Program;
Commission Revenue Up 11%; U.S. High-Grade Quarterly Trading Volume Increases 27%
NEW YORK, November 1, 2006 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed income securities, today announced earnings for the third quarter ended September 30, 2006 and the approval of a $40 million share repurchase program.
For the third quarter of 2006, total revenue was $20.8 million compared to $19.1 million in the third quarter of 2005. Pre-tax income was $2.2 million in the third quarter of 2006, compared to $1.7 million in the third quarter of 2005. Net income for the third quarter of 2006 was $1.3 million, or $0.04 per diluted share, compared to $1.2 million, or $0.03 per diluted share, in the third quarter of 2005. Third quarter 2006 net income includes the non-cash impact of $0.6 million in SFAS 123R stock option costs.
“Our positive results for the quarter were broad-based, with all trading segments showing double-digit growth rates in trading volumes, and overall market share reaching a record estimated 9.3% of NASD TRACE U.S. high-grade volume,” said Richard M. McVey, chairman and chief executive officer. “New products, including DealerAxess, generated a higher percentage of company revenues during the quarter, expanding our growth potential for future periods.”
“Our franchise also grew stronger during the quarter with the addition of Kelley Millet as President. Kelley has a long track record of success in the credit business, and we are fortunate to have his leadership to help drive our business forward.”
“And in recognition of our Company’s strong financial condition and cash on hand, our Board has approved a share repurchase program. This decision reflects the Board’s confidence in MarketAxess’ growth potential, financial outlook, strong cash flow generation and our belief that the current share price does not adequately reflect the fundamental value and long-term earnings prospects of the Company,” added Mr. McVey.
Third Quarter Results
Total revenues for the third quarter of 2006 increased 8.8% to $20.8 million, compared to $19.1 million in the third quarter of 2005. U.S. high-grade corporate bond commissions totaled $12.3 million in the third quarter of 2006, an increase of 13.2%, compared to $10.8 million in the third quarter of 2005. European high-grade corporate bond commissions totaled $3.3 million in the third quarter of 2006, an increase of 5.0%, compared to $3.1 million in the third quarter of 2005. Other commissions increased 12.0% in the third quarter of 2006 to $2.1 million, compared to $1.8 million in the third quarter of 2005. Other revenue, which consists of information and user access fees, license fees, investment income and other revenue, decreased 3.7% to $3.2 million in the third quarter of 2006, compared to $3.3 million in the third quarter of 2005 due to a decrease in license fee revenue that was partially offset by increased information and user access fees and investment income.

Total expenses for the third quarter of 2006 increased 6.9% to $18.5 million, compared to $17.3 million in the third quarter of 2005. The increase in expenses was primarily due to increased costs related to the launch of new products as well as non-cash stock compensation expenses as a result of the adoption of SFAS 123R. Excluding the impact of SFAS 123R in the third quarter of 2006, expenses increased 3.6% compared to the third quarter of 2005. Employee compensation and benefits expense increased 16.1% to $10.5 million, compared to $9.0 million in the third quarter of 2005. Employee compensation and benefits expense for the quarter included $0.6 million in severance expense. Professional and consulting fees decreased 22.3% to $1.9 million, compared to $2.4 million in the third quarter of 2005 due to lower professional services expenses. General and administrative expenses increased 13.9% to $2.2 million, compared to $1.9 million in the third quarter of 2005.
Pre-tax income in the third quarter of 2006 was $2.2 million, compared to $1.7 million in 2005. Pre-tax margin was 10.7% in the third quarter of 2006, compared to 9.1% in the third quarter of 2005.
The effective tax rate for the third quarter of 2006 was 41.8%.
Net income for the third quarter of 2006 was $1.3 million, or $0.04 per diluted share, compared to $1.2 million, or $0.03 per diluted share, in the third quarter of 2005.
Headcount as of September 30, 2006 was 185 compared to 178 as of September 30, 2005.
Trading Volume
For the third quarter ended September 30, 2006, total trading volume increased 22.0% to $83.8 billion compared to $68.6 billion in the third quarter of 2005. U.S. high-grade trading volume totaled $49.8 billion in the third quarter of 2006, a 27.4% increase compared to 2005 third quarter volume of $39.1 billion. U.S. high-grade volume as a percentage of the NASD’s high-grade Transaction Reporting and Compliance Engine (TRACE) was an estimated 9.3% in the third quarter of 2006 compared to an estimated 7.9% in the third quarter of 2005. Total U.S. high-grade trading volume for the third quarter of 2006 includes single-dealer inquiries of $5.1 billion. U.S. high-grade average daily volume in the third quarter of 2006 increased 29.5% to $790 million, compared to $610 million in the third quarter of 2005. European high-grade trading volumes in the third quarter of 2006 increased 15.3% to $18.7 billion, compared to $16.3 billion in the third quarter of 2005. European high-grade average daily trading volume increased 17.2% to $293 million, compared to $250 million in the third quarter of 2005. “Other” trading volume, which includes emerging markets, credit default swaps, high yield and agencies, increased 14.5% to $15.3 billion, compared to $13.3 billion in the third quarter of 2005. “Other” average daily trading volume increased 16.3% to $242 million, compared to $208 million in the third quarter of 2005. During the third quarter of 2006, there was one fewer trading day in the U.S. and one fewer trading day in the U.K., compared to the third quarter of 2005.
Balance Sheet Data
As of September 30, 2006, total assets were $197.4 million, which included $123.5 million in cash, cash equivalents and securities, and $39.0 million of deferred income taxes. Total stockholders’ equity as of September 30, 2006 was $181.0 million and book value per common share was $5.20 based on 34.8 million diluted shares outstanding.
Share Repurchase Program
The Board of Directors of MarketAxess has approved a $40 million share repurchase program, which authorizes the Company to repurchase shares of its common stock, in the open market or privately negotiated transactions, at times and prices considered appropriate by the Company depending upon prevailing market conditions.

Webcast and Conference Call Information
Richard M. McVey, MarketAxess’ chairman and chief executive officer, T. Kelley Millet, president, and James N.B. Rucker, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook this morning at 8:30 a.m. Eastern time. To access the conference call, please dial 800-599-9816 (U.S.) or 617-847-8705 (international). The passcode for all callers is 16494283. The Company will also host a live audio webcast of the conference call on the Investor Relations section of the Company’s website at www.marketaxess.com. A replay of the call will be available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 82401947. The webcast will also be archived at www.marketaxess.com for 90 days following the announcement.
About MarketAxess
MarketAxess operates one of the leading platforms for the electronic trading of corporate bonds and certain other types of fixed-income securities, serving as an electronic platform through which our more than 650 active institutional investor clients can access the liquidity provided by our broker-dealer clients. MarketAxess’ multi-dealer trading platform allows our institutional investor clients to simultaneously request competitive, executable bids or offers from multiple broker-dealers, and to execute trades with the broker-dealer of their choice. MarketAxess offers our clients the ability to trade U.S. high-grade corporate bonds, European high-grade corporate bonds, credit default swaps, agencies, high-yield and emerging markets bonds. MarketAxess also provides data and analytical tools that help our clients make trading decisions, and we facilitate the trading process by electronically communicating order information between trading counterparties. Our DealerAxessTM trading service allows dealers to trade fixed-income securities with each other on our platform. MarketAxess’ current participating dealers are: ABN AMRO, Banc of America Securities, Barclays PLC, Bear Stearns, BNP Paribas, Citigroup Global Markets, Credit Suisse, Deutsche Bank Securities, Dresdner Bank, DZ Bank, FTN Financial, Goldman Sachs, HSBC, ING Financial Markets, JP Morgan, Jefferies and Company, Lehman Brothers, Merrill Lynch, Morgan Stanley, RBC Capital Markets, The Royal Bank of Scotland, Santander Investment Securities, SG Corporate & Investment Banking, UBS and Wachovia Securities.
Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: our dependence on our broker-dealer clients; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our limited operating history; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; our exposure to risks resulting from non-performance by counterparties to transactions executed between our broker-dealer clients in which we act as an intermediary in matching back-to-back trades; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.
# # #
Media and Investor Relations Contacts:
Stephen Davidson
MarketAxess Holdings Inc.
+1-212-813-6021
Sharron Silvers
Gavin Anderson
+1-212-515-1931

MarketAxess Holdings Inc.
Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005
	($ in thousands, except per share data)
	(unaudited)		(unaudited)

Revenues
Commissions
U.S. high-grade	$12,250	$10,820	$34,254	$34,900
European high-grade	3,290	3,132	11,717	10,869
Other	2,057	1,837	6,371	5,398

Total Commissions	17,597	15,789	52,342	51,167
Information and user access fees	1,426	1,165	4,108	3,204
License fees	247	1,032	742	2,303
Investment income	1,266	828	3,312	2,205
Other	238	274	732	799

Total revenues	20,774	19,088	61,236	59,678

Expenses
Employee compensation and benefits	10,483	9,030	31,264	26,947
Depreciation and amortization	1,703	1,525	5,025	4,175
Technology and communications	1,956	1,952	5,799	5,399
Professional and consulting fees	1,883	2,423	6,922	7,053
Marketing and advertising	338	503	1,193	1,784
Moneyline revenue share	—	—	—	(50)
General and administrative	2,181	1,914	6,018	4,441

Total expenses	18,544	17,347	56,221	49,749

Income before provision for income taxes	2,230	1,741	5,015	9,929
Provision for income taxes	933	570	1,832	3,877

Net income	$1,297	$1,171	$3,183	$6,052

Per Share Data:
Earnings per share:
Basic	$0.04	$0.04	$0.11	$0.22
Diluted	$0.04	$0.03	$0.09	$0.17

Weighted-average common shares:
Basic	31,320	28,317	30,274	27,824
Diluted	34,793	35,508	35,028	35,472

MarketAxess Holdings Inc.
Consolidated Condensed Balance Sheet

	September 30, 2006	December 31, 2005
	($ in thousands)
	(unaudited)

Assets
Cash and cash equivalents	$65,293	$58,189
Securities available for sale	58,208	59,956
Deferred income taxes	39,042	39,804
All other assets	34,912	32,513

Total assets	$197,455	$190,462

Liabilities and Stockholders’ Equity

Total liabilities	$16,499	$19,598
Total stockholders’ equity	180,956	170,864

Total liabilities and stockholders’ equity	$197,455	$190,462

MarketAxess Holdings Inc.
Volume Statistics

	Total Trading Volume		Total Trading Volume
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005
	($ in millions)		($ in millions)
	(unaudited)		(unaudited)

U.S. high-grade — multi dealer[1]	$44,627	$35,727	$124,347	$134,257
U.S. high-grade — single dealer[2]	5,134	3,336	14,626	4,235
European high-grade	18,733	16,253	65,489	56,103
Other[1,3]	15,259	13,329	43,213	35,308

Total	$83,753	$68,645	$247,675	$229,903

	Average Daily Volume		Average Daily Volume
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005
	($ in millions)		($ in millions)
	(unaudited)		(unaudited)

U.S. high-grade[1]	$790	$610	$743	$733
European high-grade	293	250	348	295
Other[1,3]	242	208	231	187

Total	$1,325	$1,068	$1,322	$1,215

Number of U.S. Trading Days[4]	63	64	187	189
Number of U.K. Trading Days[5]	64	65	188	190

[1]	Beginning with June 2006 monthly trading volumes, volumes from the Company’s DealerAxess™ interdealer trading service are included in the Company’s reported U.S. high-grade or “Other” trading volumes, as appropriate. Consistent with current market practice, all DealerAxess™ trading activity is conducted anonymously, and MarketAxess Corporation acts as riskless principal in all DealerAxess™ transactions; accordingly, and consistent with NASD TRACE reporting standards, both sides of each DealerAxess™ trade are included in the Company’s reported trading volumes.

[2]	Effective June 2005, the Company began reporting separately U.S. High-Grade single-dealer inquiries.

[3]	Effective September 2005, the Company began reporting credit default swaps trading volume in other.

[4]	The number of U.S. trading days is based on the Bond Market Association’s Holiday Recommendation Calendar.

[5]	The number of U.K. trading days is based on the U.K. Bank Holiday Schedule.